Exhibit 99.1

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)	Ryan D. Lake (CFO)
Vida Strategic Partners	Vida Strategic Partners	Societal CDMO
415-675-7401	415-675-7402	770-531-8365
sdiaz@vidasp.com	tbrons@vidasp.com	ryan.lake@recroCDMO.com

RECRO ANNOUNCES NAME CHANGE TO SOCIETAL CDMO TO REFLECT CORPORATE EXPANSION AND TRANSFORMATION

With Expanded Industry Expertise, Enhanced Service Offerings and Bi-Coastal Operations, Company Now Optimally Positioned to Support Customers’ Goal of Delivering Impactful Medicines to Society

New Ticker (NASDAQ: SCTL) to Initiate Trading on March 22, 2022

SAN DIEGO, CA, and GAINESVILLE, GA – March 21, 2022 — Recro Pharma, Inc. (“Recro”; NASDAQ: REPH), a contract development and manufacturing organization (CDMO) dedicated to solving complex formulation and manufacturing challenges primarily in small molecule therapeutic development, today announced that it is changing its name to Societal CDMO, Inc. to reflect the corporate transformation that has taken place primarily as a result of its acquisition and successful integration of IriSys, Inc. into the organization.

Since the August 2021 acquisition of IriSys, Societal CDMO has worked to strategically and thoughtfully integrate that business into its legacy operations to establish a stronger and more versatile CDMO capable of attracting and efficiently servicing a broader range of customers domestically and abroad. The result of these efforts has been the successful expansion of Societal CDMO’s physical footprint to include facilities on both coasts of the U.S., significant diversification of its customer base, expansion of its suite of service offerings, and enhancement of its industry expertise through augmentation of its leadership and employee base. The new identity is intended to capture the company’s vision for establishing itself as a premier, trusted growth-focused CDMO that is expertly and actively facilitating its customers’ objectives of delivering impactful medicines to society.

“When we set out to rebrand Recro, we sought a name and identity that carried with it a purpose, one which exemplified the commitment our employees demonstrate every day to making a positive impact within communities across the country and around the world. At the same time, we were also focused on effectively communicating our evolution as a partner to our clients, as well as our people, both today and in the future. We believe the name Societal CDMO, along with our new tagline of ‘Bringing Science to Society,’ captures not only where we find ourselves as a company today, but it reflects our inspiration for future growth as an organization,” said David Enloe, chief executive officer of Societal CDMO.

Societal CDMO is in the process of developing a new corporate website. While the full site is not yet live, a preview of the new website can now be seen at www.recrocdmo.com. Once the new website is live, it will be available www.societalcdmo.com.

Effective at market open on Tuesday, March 22, 2022, trading for Societal CDMO will begin under the symbol “SCTL” (NASDAQ: SCTL). The company’s common stock will continue to trade under the ticker symbol “REPH” until market close today, March 21, 2022. The corporate name change to Societal CDMO does not affect the rights of the company’s stockholders and no action is required by stockholders with respect to the name change. Outstanding stock certificates are not affected by the name change and will not need to be exchanged.

About Societal CDMO

Societal CDMO (NASDAQ: SCTL) is a bi-coastal contract development and manufacturing organization (CDMO) with capabilities spanning pre-Investigational New Drug (IND) development to commercial manufacturing and packaging for a wide range of therapeutic dosage forms with a primary focus in the area of small molecules. With an expertise in solving complex manufacturing problems, Societal CDMO is a leading CDMO providing therapeutic development, end-to-end regulatory support, clinical and commercial manufacturing, aseptic fill/finish, lyophilization, packaging and logistics services to the global pharmaceutical market.

In addition to our experience in handling DEA controlled substances and developing and manufacturing modified-release dosage forms, Societal CDMO has the expertise to deliver on our clients’ pharmaceutical development and manufacturing projects, regardless of complexity level. We do all of this in our best-in-class facilities, which total 145,000 square feet, in Gainesville, Georgia and San Diego, California.

Societal CDMO: Brining Science to Society. For more information about Societal CDMO’s customer solutions, visit recrocdmo.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “anticipate”, “believe”, “could”, “estimate”, “upcoming”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will” and similar terms and phrases may be used to identify forward-looking statements in this press release. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that could cause the company’s actual outcomes to differ materially from those expressed in or underlying these forward-looking statements include risks and uncertainties associated with the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the customer ordering patterns or inventory rebalancing or disruption in raw materials or supply chain; demand for the company’s services, which depends in part on customers’ research and development and the clinical plans and market success of their products; customers’ changing inventory requirements and manufacturing plans; customers and prospective customers decisions to move forward with the company’s manufacturing services; the average profitability, or mix, of the products the company manufactures; the company’s ability to enhance existing or introduce new services in a timely manner; fluctuations in the costs, availability, and suitability of the components of the products the company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials, or the company’s customers facing increasing or new competition. These forward-looking statements should be considered together with the risks and uncertainties that may affect our business and future results presented herein along with those risks and uncertainties discussed in our filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to us, and we assume no obligation to update any forward-looking statements except as required by applicable law.